Exhibit 99.1

Great Lakes Reports Third Quarter Results

Dredging Delivers a Strong Quarter
Backlog at a Record High of $606 Million

Company Evaluating Strategic Alternatives for Demolition Business

OAK BROOK, Ill.--(BUSINESS WIRE)--November 5, 2013--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition and remediation services, today reported financial results for the three and nine months ended September 30, 2013.

Commentary

Jonathan Berger, Chief Executive Officer stated, “For the three months ended September 30, 2013, Great Lakes reported Revenue of $198.8 million, Net income of $1.4 million and Adjusted EBITDA of $19.6 million.

“Our dredging segment activity increased after a slow second quarter, driven by $54.4 million of coastal protection revenue primarily related to Superstorm Sandy work in New Jersey, New York and Delaware. Coastal protection revenue increased by more than 150% compared to third quarter last year when activity was more in line with the normal seasonal activity for this type of work. Our Terra Contracting (“Terra”) and Rivers & lakes teams worked together throughout the quarter on a project in the Midwest valued at approximately $30 million and this work will continue through the rest of 2013. This remediation project and the increase in coastal protection revenue combined with solid results in domestic capital and foreign dredging helped drive third quarter results.

“Our dredging segment won $580 million, or 55%, of the domestic dredging bid market through the first nine months of 2013. Year-to-date in 2013, over $400 million of coastal protection work has been bid, nearly double the amount bid in all of 2012. Great Lakes has been awarded over 56% of these projects. Much of this work was funded by a special appropriations bill passed in response to Superstorm Sandy to restore miles of coastline damaged by this epic storm. Our win rate this year was also driven by the award of the first phase of the PortMiami project for $122 million.

“Throughout the third quarter, we continued to focus on our historical demolition business. We have been pleased with the strides we have made to improve our internal control environment; however, achieving profitability in this unit remains challenging. We previously stated that if we were unable to return to profitability in this business, we would examine our options. We are currently assessing strategic alternatives for our historical demolition business. We are engaging a financial advisor to help us evaluate our alternatives. The companies in this part of our historical demolition segment offer valuable services, primarily in the Northeast region, but they may be better served under a different ownership structure.”

William Steckel, Chief Financial Officer stated, “As expected, dredging activity in the third quarter picked up after a slow second quarter. Our dredging business continues to book high levels of work, and we are executing well in that segment. In addition, our focus on working capital improved our net cash position by nearly $20 million and decreased our investment in working capital by $23 million.

“Second quarter results included an estimated noncash charge of $21.5 million, which represented all the goodwill associated with our NASDI and Yankee demolition subsidiaries. In the third quarter we finalized our annual goodwill assessment and determined that no further adjustments were necessary.

“We continue to work diligently on the pending change orders that have been outstanding since last year in our demolition business. As we have previously noted, this is an involved process that requires negotiation with our customers and at times the ultimate client. We feel confident we will collect a portion of the change order revenue, but we can provide no assurance as to the amount and timing.”

Third Quarter 2013 Highlights

Total Company

  Revenue increased 22.4% to $198.8 million in the third quarter of 2013 compared to the third quarter of 2012, driven by the increase in coastal protection revenue and a joint Terra and Rivers & lakes remediation project.
  Gross profit margin rose to 11.2% from 4.8% in the third quarter of 2012 driven by an increase in revenue and higher contract margin and strong remediation results at Terra. The prior year quarter was negatively impacted by adjustments to reduce revenue and margin in the demolition business related to pending change orders.
  General & Administrative expenses increased $7.6 million year over year. We continue to incur additional legal and consulting costs related to the revenue recognition issues discovered at year end. Terra G&A expense accounts for $2.8 million of the increase. Finally, we incurred an increase of $3.6 million in payroll and benefits costs for select headcount additions, mainly to our legal and financial teams, while the prior year reflected a reduction in accrued incentive pay.
  Operating income was $6.2 million, $10.0 million better than the prior year quarter. This increase was driven by improved operating results, partially offset by an increase in G&A expense. In addition, during the quarter the Company recorded a $3.2 million gain on the sale of an older, underutilized dredge in the Middle East.
  Net income was $1.4 million in the quarter versus a Net loss of $5.3 million in the prior year quarter.
  Adjusted EBITDA was $19.6 million, a 150% increase from the prior year quarter as a result of the improvement in current quarter results compared to prior year.
  Total contracted backlog at quarter end was $606 million. Excluded from this number is $94.6 million in domestic dredging low bids and options pending award.

Dredging

  Dredging revenues were $155.5 million for the quarter, a 12.0% increase over the prior year. Coastal protection revenue increased significantly over prior year, while maintenance revenue was down and all other markets were in line with the prior year quarter.
  Gross profit margin was 14.5%, versus 8.3% in the same quarter last year. Gross margin increased due to improved contract margin and higher revenue that resulted in better fixed cost coverage. In addition, in the prior year quarter additional plant expense was incurred for work performed on vessels moving to our project in Australia.
  Operating income increased $11.3 million to $13.1 million compared to $1.8 million in the prior year quarter, driven by improved revenue and contract margin, as well as a $3.2 million gain on the sale of an underutilized dredge in the Middle East.
  The Company won approximately 55%, or $580 million, of the domestic dredging bid market in the first nine months of 2013.

Demolition

  Demolition revenue nearly doubled to $47.1 million versus $23.7 million in the prior year quarter. This increase is due to $31.9 million of revenue generated by Terra Contracting in the quarter, offset by a decrease in other demolition revenue.
  Demolition recorded negative gross profit margin of 0.5% compared to negative gross profit margin of 15.7% in the prior year quarter. The improvement is driven by positive results at Terra.
  The demolition segment recorded an operating loss of $6.9 million versus an operating loss of $5.5 million in the prior year quarter. The loss was driven by negative gross margin and an increase in G&A expense primarily related to additional legal, consulting and bad debt expense in the demolition business, as well as the addition of Terra at the end of 2012.
  Backlog was $97.1 million at the end of the third quarter, an increase from year end, primarily related to a large bridge project in New York, a brownfield development project in New Jersey, and an increase in Terra backlog.

Nine Months Ended September 30, 2013 Highlights

Total Company

  Revenue increased 12.5% to $540.5 million for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012.
  Gross profit margin for the nine months ended September 30, 2013 increased slightly to 9.9% from 9.7% in the prior year quarter, with negative results in the demolition segment offset by an increase in gross profit margin in the dredging segment.
  General & Administrative expenses increased $20.3 million, year over year. Additional G&A expense was primarily for expenses related to the revenue recognition issues discovered at year end, severance cost, bad debt expense in the demolition segment and the addition of Terra.
  Operating loss was $8.6 million, down from operating income of $10.4 million in the prior year. This was driven by the noncash charge of $21.5 million for impairment of goodwill recorded in the demolition segment in the second quarter of 2013.
  Net loss for the nine months ended September 30, 2013 was $23.4 million, versus a Net loss of $3.0 million in the prior year.
  Adjusted EBITDA was $48.8 million for the nine months ended September 30, 2013, an increase of 23.5% over the same period in the prior year. Adjusted EBITDA for 2013 includes $13.3 million in proceeds related to the dredge New York claim and the $3.2 million gain on the sale of an underutilized dredge in the Middle East.

Dredging

  Revenue increased 17.1% to $465.9 million for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, driven by an increase in domestic and foreign capital and coastal protection revenue, offset by decreases in maintenance and rivers & lakes revenue.
  Gross profit margin for the nine months ended September 30, 2013 increased to 14.2% from 12.4% for the nine months ended September 30, 2012, due to stronger contract margin and better fixed cost coverage.
  General & Administrative expenses increased $4.9 million, year over year. Additional G&A primarily related to additional payroll expense and severance cost.
  Operating income was $46.7 million, an increase from $18.4 million in the prior year. Operating income for 2013 includes $13.3 million in proceeds related to the dredge New York claim.

Demolition

  Revenue decreased 6.6% to $78.6 million for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, driven by a decrease in the number of large projects worked on during the year, offset by $48.1 million of revenue from Terra.
  Gross profit margin for the nine months ended September 30, 2013 decreased to a negative 16.5% from negative gross profit margin of 3.3% for the nine months ended September 30, 2012. This was primarily due to the decrease in revenue in 2013, along with cost overruns on projects and a decline in contract margin, offset by positive results at Terra.
  General & Administrative expenses increased $15.5 million, year over year. Additional G&A expense primarily related to the revenue recognition issues discovered at year end and bad debt expense, as well as $7.8 million related to Terra.
  Demolition generated an operating loss of $55.3 million for the nine months ended September 30, 2013, compared to an operating loss of $8.0 million in the prior year, driven by the write down of goodwill in this segment and the operating losses described above.

Outlook

Mr. Berger concluded, “We are pleased with the performance our dredging segment and Terra remediation business this quarter and expect this to continue in the fourth quarter. Backlog is at a record high and short term bidding activity remains strong, which will drive results for the next several quarters. As I mentioned, we are evaluating strategic alternatives for our historical demolition business.

“In October, the House passed the Water Resources Reform and Development Act of 2013 by an overwhelming majority. This bill includes language that will require more money from the Harbor Maintenance Trust Fund be spent on maintenance dredging over time. The Senate passed its version of the bill earlier this year. We expect the Senate and the House bills to be reconciled in conference soon and the White House has already indicated support for the legislation. We were very pleased that the first piece of legislation passed after the Federal Government shutdown was an infrastructure bill that will help drive funding to our markets.

“The third quarter was active again for bidding, bringing the year-to-date domestic dredging bid market total to $1.1 billion for the year, of which Great Lakes won 55%. The 2013 market has been driven by over $400 million in coastal protection work, primarily in response to Superstorm Sandy, as well as an increase in capital projects. We had previously announced that we were low bidder on an $81 million coastal restoration project that was subsequently rebid at the end of October. We were not successful on this rebid. Although disappointed we did not win this rebid, there are several other coastal restoration projects on the horizon for which Great Lakes is well positioned. We also expect more Sandy work will be bid in 2014 for long term coastal protection projects. Finally, our TerraSea joint venture was awarded its first contaminated sediment remediation dredging project on the Passaic River in New Jersey and operations ramped up in the third quarter.

“We continue to actively look for projects in the Middle East and other international markets. We are continuing negotiations on a $100 million project in that region, which has been a slow process. It is important that we book work internationally to utilize our fleet of vessels.

“We are currently in final negotiations with two shipyards to build our new ATB dredge. Although we anticipate incurring increased costs to complete the ATB, our analysis shows the vessel remains a good economic investment that will provide strong returns to the Company.

“We will determine our course of action for the historical demolition business in the fourth quarter. We will continue to be measured in our approach and selectively target those demolition and environmental remediation projects we believe that we can execute well.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 5, 2013 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 86455898. The conference call will be available by replay until Wednesday, November 6, 2013, by calling 800-585-8367 and providing Conference ID 86455898. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill impairment. In 2012, the Company modified the Adjusted EBITDA calculation for accelerated maintenance expense for new international deployments that are not directly recoverable under the related dredging contract and are therefore expensed as incurred. The Company does not frequently incur significant accelerated maintenance as a part of its international deployments. As such, the exclusion of these accelerated maintenance expenses from the calculation of Adjusted EBITDA allows users of the financial statements to more easily compare our year-to-year results. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill impairment, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition and remediation services primarily in the Northeast and Midwest. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 123-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2012, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Contract revenues	$198,826	$162,484	$540,536	$480,498
Gross profit	22,316	7,820	53,280	46,548
General and administrative expenses	19,219	11,667	56,717	36,390
Proceeds from loss of use claim	-	-	(13,272)	-
Impairment of goodwill	-	-	21,474	-
Gain on sale of assets—net	(3,146)	(108)	(3,086)	(232)
Operating income (loss)	6,243	(3,739)	(8,553)	10,390
Other income (expense)
Interest expense—net	(5,542)	(5,105)	(16,671)	(15,747)
Equity in earnings of joint ventures	1,427	177	452	153
Loss on foreign currency transactions—net	(178)	(40)	(403)	(55)
Income (loss) before income taxes	1,950	(8,707)	(25,175)	(5,259)
Income tax (provision) benefit	(684)	3,351	1,664	2,036
Net income (loss)	1,266	(5,356)	(23,511)	(3,223)
Net loss attributable to noncontrolling interests	182	20	151	226
Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$1,448	$(5,336)	$(23,360)	$(2,997)
Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$(0.09)	$(0.39)	$(0.05)
Basic weighted average shares	59,526	59,253	59,444	59,154
Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$(0.09)	$(0.39)	$(0.05)
Diluted weighted average shares	60,082	59,253	59,444	59,154

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income (loss) attributable to Great Lakes Dredge & Dock Corporation	$1,448	$(5,336)	$(23,360)	$(2,997)
Adjusted for:
Accelerated maintenance expenses	-	922	-	2,198
Impairment of goodwill	-	-	21,474	-
Interest expense—net	5,542	5,105	16,671	15,747
Income tax provision (benefit)	684	(3,351)	(1,664)	(2,036)
Depreciation and amortization	11,972	10,514	35,707	26,637
Adjusted EBITDA	$19,646	$7,854	$48,828	$39,549

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$41,322	$24,440
Total current assets	357,706	313,690
Total assets	856,423	826,395
Total short-term debt	2,509	13,098
Total current liabilities	179,326	185,950
Long-term debt	295,000	250,000
Total equity	252,519	273,425

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
Revenues	2013	2012		2013	2012
Dredging:
Capital - U.S.	$43,045	$45,456		$128,027	$117,547
Capital - foreign	32,651	36,329		104,384	75,202
Coastal protection	54,398	20,935		163,546	92,576
Maintenance	12,687	26,060		47,090	86,673
Rivers & lakes	12,688	10,031		22,868	25,801
Total dredging revenues	155,469	138,811		465,915	397,799
Demolition	47,078	23,673		78,611	84,148
Intersegment revenue	(3,721)	-		(3,990)	(1,449)
Total revenues	$198,826	$162,484		$540,536	$480,498

	As of
	September 30,	December 31,		September 30,
Backlog	2013	2012		2012
Dredging:
Capital - U.S.	$149,071	$43,177		$96,354
Capital - foreign	108,458	218,953		243,542
Coastal protection	157,782	80,245		41,875
Maintenance	76,592	22,406		46,555
Rivers & lakes	16,885	24,510		34,827
Total dredging backlog	508,788	389,291		463,153
Demolition	97,098	60,148	*	42,574
Total backlog	$605,886	$449,439		$505,727

* December 31, 2012 demolition backlog includes backlog acquired by the Company on December 31, 2012 in connection with the Terra acquisition.

CONTACT:
For further information contact:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3012